UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D. C. 20549

                                    FORM 8-K

 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE
                                  ACT OF 1934.

                                 August 3, 2005
                Date of Report (Date of Earliest Event Reported)

                             DNAPrint genomics, Inc.
               (Exact name of Registrant as specified in charter)

                         Commission File Number: 0-31905

         Utah                                                 59-2780520
(State of Incorporation)                              (I.R.S. Employer I.D. No)

                     900 Cocoanut Avenue, Sarasota, FL 34236
                    (Address of Principal Executive Offices)

                                 (941) 366-3400
              (Registrant's Telephone Number, Including Area Code)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On August 3, 2005, the Registrant issued to Dutchess Private Equities Fund, II, L.P. ("Dutchess") a promissory note (the "Note") in the amount of $840,000 for a purchase price of $700,000.

         As previously reported, on September 28, 2004, the Registrant entered into an Investment Agreement (the "Investment Agreement") with Dutchess, pursuant to which Dutchess has committed to purchase common stock of the Registrant up to an aggregate purchase price of $35 million over a two year period. The Dutchess Agreement provides that the Registrant from time to time may deliver a put notice to Dutchess, and Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice.

         The Note is due and payable in full on August 1, 2006. Other than the discount inherent in its purchase price, the Note is noninterest-bearing. The note will be repaid using 50% of the proceeds of each put notice delivered by the Registrant to Dutchess under the Investment Agreement. The required repayments under the Note increase if the Registrant raises additional capital during the term of the Note (other than capital raised under facilities in existence as of the date of the Note).

         In connection with the note, the Registrant also paid Dutchess a facility fee of $65,000 and issued to Dutchess 2.5 million shares of restricted common stock, which are required to be registered for resale by Dutchess in the next registration statement filed by the Registrant.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         See Item 1.01 above.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            DNAPrint genomics, Inc.

                                            By:  /s/ Richard Gabriel
                                                 -------------------------------
                                                 Richard Gabriel, President